UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

May 17, 2013
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DEVRY INC.
(Exact name of registrant as specified in its charter)

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Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 Highland Parkway Downers Grove, IL	60515
(Address of principal executive offices)	(Zip Code)

(630) 571-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On May 17, 2013, DeVry Inc. (“DeVry”) entered into an Executive Employment Agreement (the “Employment Agreement”) with current DeVry executive officer Steven Riehs, President, DMI, K-12, Professional Education & International. The Employment Agreement provides for, among other things, the following:

(i)           Mr. Riehs’ initial base salary may be increased annually by DeVry’s Chief Executive Officer in coordination with the Compensation Committee of DeVry’s Board of Directors (the “Compensation Committee”) but may not be decreased, except in the case of an across-the-board percentage reduction in base salaries.

(ii)          Mr. Riehs will be eligible for annual equity awards, as determined by DeVry, DeVry’s Board of Directors and/or the Compensation Committee, under DeVry’s equity award plans.

(iii)         Mr. Riehs will be eligible to receive an annual cash incentive payment under DeVry’s Management Incentive Plan (“MIP”) based on a percentage of Mr. Riehs’ base salary upon the achievement of specific organization-wide and personal performance goals that will be determined each fiscal year by Mr. Riehs’ direct supervisor and/or the Compensation Committee.

(iv)         Mr. Riehs will be eligible to participate in the health and welfare benefit plans and any qualified and/or non-qualified retirement plans of DeVry.

(v)          Mr. Riehs’ employment with DeVry will end upon the earlier of (A) Mr. Riehs’ death or Permanent Disability (as defined in the Employment Agreement), (B) Mr. Riehs’ resignation at any time with or without Good Reason (as defined in the Employment Agreement) or (C) termination by DeVry at any time with or without Cause (as defined in the Employment Agreement).

(vi)         If Mr. Riehs’ employment with DeVry is terminated (A) for Cause, (B) by reason of Mr. Riehs’ resignation without Good Reason or (C) by reason of Mr. Riehs’ death or Permanent Disability, DeVry shall provide Mr. Riehs with Accrued Benefits, payable within 30 days following Mr. Riehs’ Termination Date, and Mr. Riehs shall not be entitled to any other base salary, severance, compensation or benefits from DeVry thereafter, other than those previously earned under DeVry’s retirement plans or expressly required under applicable law.

(vii)        If (A) Mr. Riehs’ employment with DeVry is terminated by DeVry without Cause or by Mr. Riehs with Good Reason and (B) Mr. Riehs executes a legally effective Release (as defined in the Employment Agreement) and complies with the terms of the Employment Agreement and the Release, Mr. Riehs will be entitled to the following benefits:

(1)	Accrued Benefits (as defined in the Employment Agreement), payable no later than 30 days after Mr. Riehs’ Termination Date (as defined in the Employment Agreement);

(2)	one and one-half times the sum of Mr. Riehs’ base salary plus MIP Target (as defined in the Employment Agreement), payable in 18 equal monthly payments;

(3)
a pro-rated MIP Award (as defined in the Employment Agreement), if employed for at least six months in the fiscal year during which termination occurs, based on actual performance paid in a lump sum at the time MIP awards are paid to other employees;

(4)	18 months of continued health benefit plan coverage at active employee rates following the Termination Date;

(5)	access to a nine month senior executive level outplacement program at DeVry’s sole expense; and

(6)
if Mr. Riehs’ employment with DeVry terminates after the day that is 18 months prior to his fifty-fifth birthday, he will be treated as having been terminated due to “Retirement” for purposes of all outstanding stock options and other equity awards that include a definition of the term “Retirement”, including both those outstanding on the date of the Employment Agreement and any equity awards granted after the date of the Employment Agreement, and all agreements governing such awards will be deemed amended accordingly.

(vii)        If (A) Mr. Mr. Riehs’ employment with DeVry is terminated by DeVry without Cause or by Mr. Riehs with Good Reason during a Change in Control Period (as defined in the Employment Agreement) and (B) Mr. Riehs executes a legally effective Release (as defined in the Employment Agreement) and complies with the terms of the Employment Agreement and Release, Mr. Riehs will be entitled to the following benefits:

(1)	Accrued Benefits, payable no later than 30 days after the Termination Date;

(2)	two times the sum of Mr. Riehs’ base salary plus MIP Target, payable in 24 equal monthly payments;

(3)	24 months of continued health benefit plan coverage at active employee rates following the Termination Date; and

(4)	access to a twelve month senior executive level outplacement program at DeVry’s sole expense.

(ix)         If Mr. Riehs’ employment is terminated during a Change in Control Period (A) for Cause, (B) by reason of Mr. Riehs’ resignation without Good Reason or (C) by reason of Mr. Riehs’ death or Permanent Disability, DeVry shall provide Mr. Riehs or Mr. Riehs’ estate or beneficiaries, as appropriate, with Accrued Benefits, payable within 30 days following Mr. Riehs’ Termination Date, and DeVry shall have no other severance obligations under the Employment Agreement.

(x)          Mr. Riehs is subject to a non-compete and non-solicitation period following the end of Mr. Riehs’ employment of (A) 24 months if termination occurs with Good Reason or without Cause during a Change in Control Period or (B) 18 months in the case of any other termination.

This description is qualified in its entirety by reference to the Executive Employment Agreement attached hereto as Exhibit 10.1.

Mr. Riehs will be paid a base salary at an annualized rate of $400,000.  Additionally, he will be eligible at the end of DeVry’s fiscal year 2013 for an incentive payment under DeVry’s MIP targeted at 60% of his base salary with a maximum payout opportunity of 200% of his MIP target.

Item 9.01 Financial Statements and Exhibits.

10.1          Executive Employment Agreement with Steven Riehs, dated May 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVRY INC.
(Registrant)

Date:	May 22, 2013	By:	/s/ Patrick J. Unzicker
Patrick J. Unzicker
Vice President, Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement with Steven Riehs, dated May 17, 2013